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                                                                       EXHIBIT 4

                           FIRST AMERICAN CORPORATION


                    BROAD-BASED EMPLOYEE STOCK OPTION PROGRAM


SECTION 1.  PURPOSE; DEFINITIONS

          The purpose of the First American Corporation Broad-Based Employee Stock Option Plan (the "Plan") is to reward employees following the accomplishment of significant events or goals as determined by the Committee and to strengthen the mutuality of interests between employees at all levels of the organization and the Company's shareholders through the offering of Non-Qualified Stock Options.

          For purposes of this Plan, the following terms shall be defined as set forth below:

          A. "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

          B.   "Board" means the Board of Directors of the Company.

          C. "Code" means the Internal Revenue Code of 1986, as amended from time, and any successor thereto.

          D. "Committee" means the Human Resources Committee of the First American Corporation Board of Directors.

          E. "Company" means First American Corporation, a corporation organized under the laws of the State of Tennessee, or any successor corporation.

          F. "Date of Exercise" means the date on which the Plan Administrator receives notice of the exercise of an Option in accordance with the terms of Section 5.

          G. "Date of Grant" means the date on which an Option is granted under the Plan.

          H. "Disability" means long-term disability as determined under procedures established by the Committee for purposes of this Plan.

          I. "Eligible Employee" means any full-time or eligible part-time employee of the Company, or Subsidiary or Affiliate of the Company (excluding executives eligible to receive restricted stock grants under the Long-term Incentive Plan as authorized by the 1991 Employee Stock Incentive Plan).



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          J.   "Fair Market Value" means, as of any given date, unless otherwise determined by the Committee in good faith, the reported closing price of the Stock on the New York Stock Exchange.

          K. "Non-Qualified Stock Option" means a Stock Option that is not an Incentive Stock Option within the meaning of Section 422 of the Code.

          L. "Normal Retirement" means retirement from active employment with the Company or any Subsidiary or Affiliate on or after age 65.

          M. "Early Retirement" means retirement from active employment with the Company or any Subsidiary or Affiliate on or after age 55 with ten qualified years of service.

          N. "Option Period" means the period during which an Option may be exercised.

          O. "Option Price" means the price per share at which an Option may be exercised. The Option Price shall be determined by the Committee, provided, however, that the Option Price shall not be less than the Fair Market Value as of the Date of Grant.

          P. "Optionee" means an Eligible Employee to whom an Option has been granted.

          Q. "Plan" means this First American Corporation Broad-Based Employee Stock Option Plan.

          R.   "Stock" means the Common Stock of the Company.

          S. "Stock Option" or "Option" means any option to purchase shares of Stock granted pursuant to Section 5 below.

SECTION 2.  ADMINISTRATION

     The Plan shall be administered by the Committee and the Committee shall have plenary authority, in its discretion, to award Options to Eligible Employees, subject to the provisions of the Plan. The Committee shall have the authority and discretion, subject to the provisions of the Plan, to determine the terms of all Options, which Eligible Employees shall receive grants of options, any provisions related to vesting, any circumstances in which Options terminate or Shares may be repurchased by the Company, the period during which Options may be exercised and any other restrictions on Options.

     Subject to the provisions of the Plan, the Committee shall have plenary authority to construe and interpret the Plan and the Agreements, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan, including but not limited to, any determination to accelerate the vesting of outstanding Options. All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and finding on all persons, including the Company and Plan participants.


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SECTION 3.  STOCK SUBJECT TO PLAN

         The total number of shares of Stock reserved and available for distribution under the Plan shall be 2,500,000. Such shares may consist, in whole or in part, of authorized and unissued shares.

         Subject to Section 5 below, if an Option expires or terminates for any reason without having been fully exercised, the unissued Shares which had been subject to such Option shall become available for the grant of additional Options under the Plan.

         In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, Stock dividend, Stock split or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number, class and/or Option Price of shares subject to outstanding Options granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any Option shall always be a whole number.

SECTION 4.  ELIGIBILITY

         All full-time and eligible part-time employees of the Company and its Subsidiaries and Affiliates (but excluding executives eligible to receive restricted stock grants under the Long-Term Incentive Plan) are eligible to be granted Options under the Plan.

SECTION 5.  STOCK OPTIONS

         Options granted under the Plan shall be Non-Qualified Stock Options. Each Option granted under the Plan shall be evidenced by a grant letter issued to the optionee that specifies the terms and conditions of the grant.

         Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

          (a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of the Fair Market Value of the Stock at grant.

          (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the Options is granted.

          (c) Option Exercise. An Option may, subject to the terms of the grant letter under which it is granted, be exercised in whole or in part by the delivery to the Company (or third party administrator designated by the Company) of written notice of the exercise, in such Stock Option plan form as the Committee may prescribe, accompanied by full payment of the Option Price for the Shares with respect to which the Option is exercised. Payment of the aggregate Option Price for the Shares with respect to



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               which an Option is being exercised shall be made in cash or may be made, in whole or in part, by the delivery (including constructive delivery, to the extent permitted by the Committee) to the Company of Shares (which Shares shall be valued at Fair Market Value on the Date of Exercise), provided that if such Shares were acquired by the Optionee pursuant to the exercise of a stock option granted under this Plan or any plan maintained by the Company, such Shares must have been held by the Optionee for at least six months.

SECTION 6.  RESTRICTIONS ON TRANSFER

          Options shall not be transferable other than by will or the laws of descent and distribution in accordance with Section 7 (a) hereof and all Options shall be exercisable, during the Optionee's lifetime, only by the Optionee.

SECTION 7.  TERMINATION OF OPTIONS

          (a) Termination by Death. If an Optionee's employment by the Company or any Subsidiary or Affiliate terminates by reason of death, any Stock Option held by such Optionee may thereafter be exercised, to the extent such option was exercisable at the time of death or on such accelerated basis as the Committee may determine in its sole discretion at or after such time of death, by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one year (or such other period as the Committee may specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

          (b) Termination by Reason of Disability. If an Optionee's employment by the Company or any Subsidiary or Affiliate terminates by reason of Disability, any Stock Option held by such Optionee may thereafter be exercised by the Optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine at or after the date of such termination for a period of one year (or such other period as the Committee may specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the Optionee dies within such one year period, any unexercised Stock Option held by such Optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

          (c) Termination by Reason of Retirement. If an Optionee's employment by the Company or any Subsidiary or Affiliate terminates by reason of Normal or Early Retirement, any Stock Option held by such Optionee may thereafter be exercised by the Optionee, to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine at or after such Retirement for a period of one year from the date of such termination of employment or the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that, if the Optionee dies within such one year period, any unexercised


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               Stock Option held by such Optionee shall thereafter be
               exercisable, to the extent to which it was exercisable at the time of death, for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

          (d) Other Termination. Unless otherwise determined by the Committee (or pursuant to procedures established by the Committee) at or after grant, if an Optionee's employment by the Company or any Subsidiary or Affiliate terminates for any reason other than death, Disability or Normal or Early Retirement, the Stock Option shall thereupon terminate, except that such Stock Option may be exercised, to the extent otherwise then exercisable, for the lesser of three months or the balance of such Stock Option's term if the Optionee is involuntarily terminated by the Company or any Subsidiary or Affiliate without Cause. For purposes of this Plan, "Cause" means a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, or a participant's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or any Subsidiary or Affiliate.


SECTION 8.  CHANGE IN CONTROL PROVISIONS

          (a)  Impact of Event. In the event of:

               (1)  a "Change in Control" as defined in Section 8 (b) or

               (2) a "Potential Change in Control" as defined in Section 8 (b), but only if and to the extent so determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination), the following acceleration and valuation provisions shall apply:

                    (i) any Stock Option awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested.

                    (ii) The value of all outstanding Stock Options, to the
                         extent vested, shall, unless otherwise determined by the Committee or Board in its sole discretion at or after grant but prior to any Change in Control, be cashed out on the basis of the "Change in Control Price" as defined in Section 9 (d) of the First American Corporation 1991 Employee Stock Incentive Plan, as amended from time to time, as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Committee may determine prior to the Change in Control.

          (b) Definition of "Change in Control. For purposes of Section 8 (a), "Change in Control" and "Potential Change in Control" shall be defined in the same manner as these terms are defined in Section 9 (d) of the First American Corporation 1991 Employee Stock Incentive Plan as amended from time to time.


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SECTION 9. AMENDMENTS AND TERMINATION

         The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an Optionee or his permitted successor under a Stock Option theretofore granted, without the Optionee's consent.

SECTION 10.  GENERAL PROVISIONS

          (a) The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary or Affiliate any right to continued employment with the Company or a Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary or Affiliate to terminate the employment of any of its employees at any time.

          (b) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Tennessee.

SECTION 11.  EFFECTIVE DATE OF PLAN

         The Plan was effective as of January 21, 1999 following approval of the Plan by the Board of Directors.

SECTION 12.  TERM OF PLAN

         Unless terminated sooner by the Board, the Plan shall terminate ten years after its effective date under Section 11, and no Options may be granted after such date, but awards granted prior to such tenth anniversary may extend beyond that date.

SECTION 13.  WITHHOLDING

         The Company's obligation to deliver Shares or pay any amount pursuant to the terms of any Option shall be subject to the satisfaction of applicable federal, state and local tax withholding requirements.






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